Exhibit 99.1

Contacts:
Murray H. Gross	Brett Maas
Chairman & CEO	Hayden IR
Email: mgross@ushomesystems.com	Email: brett@haydenir.com
(214) 488-6300	(646) 536-7331

U.S. HOME SYSTEMS REPORTS FINANCIAL RESULTS FOR THIRD QUARTER AND

NINE MONTHS ENDED SEPTEMBER 30, 2010

Record Revenues; Net Income of $0.09 per share

DALLAS, TX, November 4, 2010 — U.S. Home Systems, Inc. (NasdaqNGM: USHS) today reported financial results for the third quarter and nine months ended September 30, 2010. USHS is engaged in the specialty products home improvement business. The Company’s principal product lines include kitchen cabinet refacing products, bathroom remodeling products, storage organization systems for closets and garages and related accessories.

Financial Results

For the third quarter, USHS revenues increased 39.2% to a record $39.6 million as compared to $28.4 million in the third quarter 2009. This was the fifth consecutive quarter of sequentially increasing revenue.

Net income for the third quarter 2010 was $620,000 or $0.09 per share. The quarter included a pre-tax loss of $171,000 on the sale of its deck manufacturing facility. Excluding this loss, net income would have been $722,000, or $0.10 per share. Net loss in the third quarter 2009 was $510,000, or ($0.07) per share.

Murray Gross, chairman and chief executive officer, commented, “We recorded our fifth consecutive quarterly increase in revenues and new orders in the third quarter, indicating an ongoing improvement in our industry and continued demand for our solutions. Our new orders in the third quarter increased 28.3% to $39.7 million from $30.9 million in the third quarter last year, and increased 6.0% sequentially from $37.4 million in the second quarter 2010. We saw robust growth in our kitchen refacing and countertop product line across most of our geographic regions.”

Mr. Gross continued, “We again attribute much of the increase in new orders to The Home Depot’s inclusion of the cabinet refacing category in their new national kitchen marketing strategy, ‘A Solution for Every Kitchen and Budget - Replace, Reface, Renew’. In support of this marketing strategy, we continued the installation of new kitchen refacing product displays in The Home Depot stores and are actively participating in special sales pricing promotions for cabinet refacing and countertop products. Although the sales promotions have squeezed our profit margins, we believe they have contributed to record revenues and higher profit dollars. The sales promotion ended at the conclusion of the quarter. We expect margin improvement in the fourth quarter 2010.”

Third Quarter 2010 Highlights

•	USHS reported new orders increased to $39.7 million in the third quarter 2010 from $30.9 million in the third quarter last year.

•	USHS launched an internet micro-site in September 2010 which generated $660,000 in new orders in the first month.

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In connection with USHS market expansion program, USHS initiated service in three new markets during the third quarter 2010. As of September 30, 2010, it had initiated service in nine new markets in 2010 encompassing approximately 117 The Home Depot stores.

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Fixed operating costs, consisting of branch operating and general and administrative expenses, declined to 11.1% of revenues in the third quarter 2010 from 16.0% in the same quarter last year. The decline reflected increased leverage from higher revenues.

Mr. Gross continued, “In September we launched a new internet micro-site for kitchen refacing and countertop products. The site is a micro-site accessible from The Home Depot’s site. We believe that marketing research indicates that increasing numbers of consumers are researching and selecting home improvements online. In the first month of the sites operation we generated customer appointments which resulted in approximately $660,000 in new orders.”

For the nine months ended September 30, 2010, USHS had revenues of approximately $107.9 million as compared to $80.0 million in the same period last year. Net income was $1.4 million or $0.20 per share as compared to a net loss of $2.7 million, or ($0.37) per share, respectively.

Mr. Gross concluded, “We continued to be challenged by a lower credit approval rate in the quarter. Resolving the credit approval rate remains a top priority. However, despite no improvement in the credit approval rate for our customers, we have achieved solid growth in the last nine months. We remain confident in continuing near term improvement as we work together with our strategic partner.”

Fourth Quarter 2010 Outlook

USHS expects:

•	Revenues in the fourth quarter 2010 of $35 to $36 million as compared to revenues of $30.9 million in the fourth quarter 2009.

•	Net income of $0.05 to $0.06 per share, compared to a net loss of $1.3 million, or $0.18 per share in the fourth quarter of 2009.

Conference Call Information

Management of USHS will hold a conference call on November 4, 2010 at 4:30 p.m. ET to discuss its 2010 third quarter financial results. The financial results will be released following the close of trading on November 4, 2010.

Interested parties may access the call by calling 1-877-941-1428 from within the United States, or 1-480-629-9665 if calling internationally, approximately five minutes prior to the start of the call. A replay will be available through November 11, 2010, and can be accessed by dialing 1-877-870-5176 (U.S.), 1-858-384-5517 (Int’l), passcode 4377286.

This call is being web cast by ViaVid Broadcasting and can be accessed at U.S. Home Systems’ website at www.ushomesystems.com. The web cast may also be accessed at ViaVid’s website at www.viavid.net. The web cast can be accessed until December 4, 2010 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit:

http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About U.S. Home Systems, Inc.

U.S. Home Systems, Inc. (www.ushomesystems.com) manufactures or procures, designs, sells and installs custom quality specialty home improvement products. The Company’s product lines include kitchen cabinet refacing products utilized in kitchen remodeling, bathroom tub liners and wall surround products utilized in bathroom remodeling, and storage organization systems for closets and garages. The Company manufactures its own cabinet refacing products and bathroom cabinetry.

This press release contains certain statements that may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included herein are “forward-looking statements” including statements regarding the Company’s business strategy, plans and objective and statements of non-historical information. These forward looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

-tables follow-

USHS REPORTS THIRD QUARTER 2010 RESULTS

FINANCIAL HIGHLIGHTS

Consolidated Statements of Operations

(In thousands, except shares and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues	$39,554	$28,422	$107,869	$80,096
Cost of remodeling contracts	19,266	12,437	50,169	35,323

Gross profit	20,288	15,985	57,700	44,773

Costs and expenses:
Branch operations	1,721	1,971	5,760	6,002
Sales, marketing and license fees	14,635	12,034	41,119	33,594
General and administrative	2,664	2,573	8,098	7,786
Loss on sale of building	171	—	171	—
Legal settlement	—	—	—	1,500

Total costs and expenses	19,191	16,578	55,148	48,882

Operating income (loss)	1,097	(593)	2,552	(4,109)
Interest expense	18	35	83	110
Other income (expense)	(12)	38	(10)	104

Income (loss) before income taxes	1,067	(590)	2,459	(4,115)
Income tax expense (benefit)	447	(80)	1,011	(1,434)

Net income (loss)	620	(510)	1,448	(2,681)

Net income (loss) per common share: basic and diluted	$0.09	($0.07)	$0.20	($0.37)

Number of weighted-average shares of common stock outstanding – basic	7,136,762	7,064,693	7,136,407	7,244,847

Number of weighted-average shares of common stock outstanding – diluted	7,197,667	7,064,693	7,195,586	7,244,847

USHS REPORTS THIRD QUARTER 2010 RESULTS

U.S. Home Systems, Inc.

Consolidated Balance Sheets

	September 30, 2010	December 31, 2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,252,420	$6,336,889
Marketable securities	803,636	797,410
Accounts receivable-trade, net of allowance for doubtful accounts of $25,242 and $53,704, respectively	10,289,321	4,242,435
Accounts receivable-other	359,356	451,090
Income tax receivable	254,556	1,415,582
Commission advances	1,303,013	1,150,154
Inventories	4,037,409	3,650,545
Prepaid advertising and marketing	1,798,337	1,103,689
Prepaid expenses	976,682	767,278
Deferred income taxes	1,567,335	1,605,813

Total current assets	25,642,065	21,520,885

Property, plant, and equipment, net	2,382,679	2,485,542
Assets held for sale	—	2,514,643
Goodwill	3,589,870	3,589,870
Other assets	499,086	623,365

Total assets	$32,113,700	$30,734,305

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,236,341	$3,936,798
Accrued wages, commissions, bonuses and vacation	1,700,244	1,588,833
Accrued legal settlement	—	1,897,822
Federal and state taxes payable	2,448,253	1,381,635
Long-term debt, current portion	333,333	222,553
Other accrued liabilities	571,650	748,596

Total current liabilities	11,289,821	9,776,237
Deferred income taxes	310,491	310,491
Long-term debt, net of current portion	638,889	2,292,221

Stockholders’ equity:
Common stock – $0.001 par value, 30,000,000 shares authorized, 7,177,828 and 7,155,058 shares issued; 7,137,660 and 7,132,026 shares outstanding at September 30, 2010 and December 31, 2009, respectively	7,178	7,155
Additional capital	14,170,844	14,059,625
Retained earnings	5,786,200	4,337,755
Treasury stock, at cost, 40,168 and 23,032 shares at September 30, 2010 and December 31, 2009, respectively	(89,723)	(49,179)

Total stockholders’ equity	19,874,499	18,355,356

Total liabilities and stockholders’ equity	$32,113,700	$30,734,305